                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-51548
PROSPECTUS SUPPLEMENT NO. 13

                                $4,657,500,000
                            TYCO INTERNATIONAL LTD.
                    Liquid Yield Option(TM) Notes Due 2020
                            (Zero Coupon -- Senior)
                                      and
                          Common Shares Issuable Upon
                    Conversion and/or Purchase of the LYONs

   This prospectus supplement supplements the prospectus dated December 18, 2000 of Tyco International Ltd., as supplemented December 21, 2000, January 5, 2001, January 12, 2001, January 25, 2001, February 9, 2001, February 26, 2001,
March 9, 2001, March 30, 2001, April 20, 2001, June 4, 2001, June 26, 2001 and
July 13, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $4,657,500,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table of selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                     Aggregate
                                     Principal
                                     Amount at
                                    Maturity of                 Number of
                                       LYONs    Percentage of Common Shares Percentage of
                                     That May       LYONs      That May be  Common Shares
               Name                   be Sold    Outstanding     Sold(1)    Outstanding(2)
               ----                 ----------- ------------- ------------- --------------
Norwich Union Investment Management $4,500,000        *          46,356           *

Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                    Aggregate
                                    Principal
                                    Amount at
                                   Maturity of                  Number of
                                      LYONs     Percentage of Common Shares Percentage of
                                    That May        LYONs      That May be  Common Shares
               Name                  be Sold     Outstanding     Sold(1)    Outstanding(2)
               ----                ------------ ------------- ------------- --------------
McMahan Securities Co. L.P........ $  1,009,000        *           10,394         *
Merrill Lynch, Pierce, Fenner and
 Smith, Inc.(3)...................  160,980,000      3.5%       1,658,113         *
All other holders of LYONs or
 future transferees, pledgees,
 donees, assignees or successors
 of any such holders (4)(5)....... $ 41,061,958        *          422,995         *

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 * Less than one percent (1%).
(1)Assumes conversion of all of the holder's LYONs at a conversion rate of
   10.3014 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(2)Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,935,521,933 Tyco common shares outstanding as of July 5, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(3)Merrill Lynch, Pierce, Fenner & Smith Incorporated and Tyco International Ltd. and its affiliates have, within the past three years, engaged in, and may in the future engage in, investment banking and other commercial dealings, and Merrill Lynch acted as the initial purchaser in the private placement in which the LYONs were originally issued. Merrill Lynch has received customary fees and commissions for these transactions.
(5)Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than the common shares issuable upon conversion of the LYONs at the initial conversion rate.

INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RIS"/ RELATING TO THE LYONS

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------
(TM)Trademark of Merrill Lynch & Co., Inc.

          The date of this prospectus supplement is August 10, 2001.